As filed with the Securities and Exchange Commission on April 28, 2000.

                                                 Registration No. 333-__________

--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                 --------------
                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                              OMEGA RESEARCH, INC.
             (Exact name of registrant as specified in its charter)

              FLORIDA                               59-2223464
 (State or other Jurisdiction of        (I.R.S Employer Identification Number)
  Incorporation or Organization)

                            8700 WEST FLAGLER STREET
                              MIAMI, FLORIDA 33174
                                 (305) 485-7000
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)

                                ----------------

                        WILLIAM R. CRUZ AND RALPH L. CRUZ
                           CO-CHIEF EXECUTIVE OFFICERS
                              OMEGA RESEARCH, INC.
                            8700 WEST FLAGLER STREET
                              MIAMI, FLORIDA 33174
                                 (305) 485-7000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                                 ---------------

                                    COPY TO:
                              ALAN D. AXELROD, ESQ.
                    BILZIN SUMBERG DUNN PRICE & AXELROD, LLP
                          200 SOUTH BISCAYNE BOULEVARD
                                   SUITE 2500
                                 MIAMI, FL 33131
                                 (305) 374-7580

                                 ---------------

      Approximate Date of Commencement of Proposed Sale to the Public: From time to time after the effective date of this Registration Statement as determined by the selling shareholders.

         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest investment plans, check the following box. [X]

         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

======================================== ===========================================================================================
TITLE OF EACH CLASS            AMOUNT TO BE     PROPOSED MAXIMUM OFFERING          PROPOSED MAXIMUM            AMOUNT OF
SECURITIES TO BE REGISTERED     REGISTERED         PRICE PER SHARE (1)       AGGREGATE OFFERING PRICE (1)   REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------------------
Common Stock, par value
  .01 per share.............     1,999,995                 $3.75                      $7,499,882                 $2,010
======================================== ===========================================================================================

(1) Estimated solely for the purpose of computing the amount of the registration fee, based upon the average of the high and low prices of Omega Research's common stock as reported on The Nasdaq National Market on April 24, 2000 in accordance with Rule 457(c) under the Securities Act of 1933.

                              --------------------
         THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission becomes effective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                                   PROSPECTUS

                   SUBJECT TO COMPLETION, DATED APRIL 28, 2000

                                1,999,995 SHARES

                              OMEGA RESEARCH, INC.

                                  COMMON STOCK

         This prospectus relates to the public offering, which is not being underwritten, of up to 1,999,995 shares of common stock, par value $0.01 per share, of Omega Research, Inc. ("Omega Research"), which may be offered from time to time by shareholders of Omega Research or by donees, transferees or other successors in interest that receive shares of Omega Research as a gift or other non-sale related transfer. We will receive no part of the proceeds of such sales. All of the shares of Omega Research common stock described above were issued by us in consideration of our acquisition of all of the outstanding common stock of Window on WallStreet Inc. ("Window on WallStreet"), a Texas corporation. See "SELLING SHAREHOLDERS" for further information. The 1,999,995 shares were issued pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended.

         These shares may be offered by shareholders of Omega Research from time to time in one or more transactions as described under "PLAN OF DISTRIBUTION." To the extent required, the number of shares to be sold, the name of any selling shareholder(s), the purchase price, the name of any agent or broker-dealer and any applicable commissions, discounts or other items constituting compensation to such agent or broker-dealer with respect to a particular offering will be set forth in a supplement or supplements to this prospectus. The aggregate proceeds to any selling shareholder(s) from the sale of the shares offered from time to time will be the purchase price of the shares sold less commissions, discounts and other compensation, if any, paid by such selling shareholder(s) to any agent or broker-dealer. The price at which any of the shares may be sold, and the commissions, if any paid, in connection with any sale, are unknown and may vary from transaction to transaction. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION."

         Omega Research's common stock is listed on The Nasdaq National Market under the symbol "OMGA." On ________, 2000, the last sale price of Omega Research's common stock was $______ per share.

                                  -------------

                    THIS OFFERING INVOLVES A DEGREE OF RISK.
               FOR MORE INFORMATION, SEE "RISK FACTORS" ON PAGE 3.

                                  -------------

         The Securities and Exchange Commission may take the view that, under certain circumstances, Omega Research's shareholders and any broker-dealers or agents that participate with such shareholders in the distribution of these registered shares may be deemed to be "underwriters" within the meaning of the Securities Act of 1933. Commissions, discounts or concessions received by any such broker-dealer or agent may be deemed to be underwriting commissions under the Securities Act of 1933.

         NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                  -------------

                  The date of this prospectus is ______, 2000.

                                TABLE OF CONTENTS

WHERE YOU CAN FIND MORE INFORMATION.................................1

THE COMPANY.........................................................2

RISK FACTORS........................................................3

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS..................10

USE OF PROCEEDS....................................................11

SELLING SHAREHOLDERS...............................................11

PLAN OF DISTRIBUTION...............................................12

LEGAL MATTERS......................................................13

EXPERTS  ..........................................................14

                       WHERE YOU CAN FIND MORE INFORMATION

         Omega Research files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information Omega Research files at the SEC's public reference rooms at the following locations:

                              Public Reference Room
                             450 Fifth Street, N.W.
                                    Room 1024
                             Washington, D.C. 20549

                            New York Regional Office
                              7 World Trade Center
                                   Suite 1300
                            New York, New York 10048

                             Chicago Regional Office
                                 Citicorp Center
                             500 West Madison Street
                                   Suite 1400
                          Chicago, Illinois 60661-2511

         Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Omega Research's SEC filings are also available to the public from commercial document retrieval services and at the Website maintained by the SEC at "http://www.sec.gov." Reports, proxy statements and other information pertaining to Omega Research are also available for inspection at the offices of The Nasdaq Stock Market, which is located at 1735 K Street, N.W., Washington, D.C. 20006.

         Omega Research has filed a registration statement to register with the SEC the Omega Research common stock listed in this prospectus. This prospectus is part of that registration statement. As allowed by SEC rules, this prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement.

         Some of the important business and financial information that you may want to consider is not included in this prospectus, but rather is "incorporated by reference" to documents that have been filed by Omega Research with the SEC. The information incorporated by reference is considered part of this prospectus, except for any information superceded by information contained directly in this prospectus or in later filed documents incorporated by reference in this prospectus. The information that is incorporated by reference consists of:

         o Omega Research's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, as filed on March 22, 2000;

         o Omega Research's Current Reports on Form 8-K filed on November 8, 1999 (as amended on January 7, 2000), November 10, 1999 and January 28, 2000 (as amended on April 28, 2000);

         o The description of Omega Research's common stock contained in its Registration Statement on Form S-1 filed on July 25, 1997; and

         o All documents filed by Omega Research under the Securities Exchange Act of 1934 (e.g., Forms 10-Q and 8-K) after the date of this prospectus and prior to the termination of this offering.

         If there is any contrary information in a previously filed document that is incorporated by reference, then you should rely on the information in this prospectus. You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information that is different from that which is contained or incorporated by reference in this prospectus. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus.

         If you are a shareholder, you can obtain any of the documents incorporated by reference through Omega Research or the SEC. Documents incorporated by reference are available from Omega Research without charge, excluding all exhibits. You may obtain documents incorporated by reference in this prospectus by requesting them in writing to the following address or by telephone:

                              Omega Research, Inc.
                          Attention: Investor Relations
                            8700 West Flagler Street
                              Miami, Florida 33174
                                 (305) 485-7000

                                   THE COMPANY

         Omega Research, a Florida corporation, was incorporated in 1982 to develop, market and sell investment analysis and trading strategy testing and automation (collectively, "trading strategy") software tools to individual and professional investors and traders (collectively, "traders"). Our current products and services provide traders with the ability to develop, historically test and computer automate trading strategies and to access streaming real-time charts, quotes and news via the Internet.

         We are in the process of changing our business model. We have taken steps, one of which is the proposed merger with onlinetradinginc.com ("OnlineTrading.com"), to transform from a trading strategy client software company to one that includes an online brokerage firm -- a company which intends to provide to active traders a trading platform that incorporates and seamlessly integrates powerful trading strategy tools, historical and streaming real-time market data and news, and high-speed access directly to an electronic order execution system. Our historical business model has consisted of sales of client software products, payment for which is committed to in full by the customer at the time of sale. Under the new business model, we will seek to derive recurring revenues from customers by offering monthly subscription services for trading strategy tools integrated with streaming real-time market data and news for which a monthly fee is payable, and by offering through OnlineTrading.com (subject to completion of the merger) online brokerage services for which commissions are payable. We believe that we will be able to leverage our historical success in selling trading strategy tools to build a subscriber base of active traders that will, assuming completion of the merger, use the online brokerage services of OnlineTrading.com or, at a minimum, our trading strategy subscription services.

         We have been, and remain, a leading provider of real-time trading strategy client software for the Microsoft Windows operating system. In February 1999, we released our current generation of premium software products, branded "2000I," which included upgrade versions of our then-existing products and new products. As of February 22, 1999, our client software product line has consisted of TRADESTATION 2000I, OPTIONSTATION 2000I, RADARSCREEN 2000I, OMEGA RESEARCH PROSUITE 2000I and SUPERCHARTS 4.

         Approximately five months ago, we began to implement the change in our business model. On October 26, 1999, we acquired Window on WallStreet, a leading provider of Internet-based streaming real-time market data (FINANCIAL DATA CAST NETWORK, or "FDCN") and a developer of client software and online trading strategy tools, in a merger transaction in which the Window On WallStreet shareholders received 1,999,995 newly-issued shares of Omega Research common stock.

         On November 8, 1999, we announced that we would focus on serving active online traders through the design, marketing and implementation of an Internet-based trading strategy platform that is to be named TRADESTATION.COM. TRADESTATION.COM, expected to be launched later this year, will include premium trading strategy tools of TRADESTATION seamlessly integrated with the FDCN'S streaming real-time market quotes and news.

         On January 19, 2000, we signed a definitive, 100% share-exchange merger agreement with OnlineTrading.com. OnlineTrading.com provides electronic order execution technology that directly accesses electronic communications networks ("ECN's"), exchanges and market makers in order to provide OnlineTrading.com's customers with high-speed and efficient order execution that avoids traditional market maker participation and brokerage order-flow arrangements. The prime objective of the pending merger with OnlineTrading.com is to offer to active traders online brokerage services that are integrated with TRADESTATION.COM, thereby creating a trading platform that incorporates and seamlessly integrates powerful trading strategy tools, historical and streaming real-time market data and news, and a high-speed electronic order execution system.

         Pursuant to an Agreement and Plan of Merger and Reorganization, as amended, a recently-formed holding company named OnlineTrading.com Group, Inc. ("OnlineTrading.com Group") will own 100% of the issued and outstanding capital stock of Omega Research and OnlineTrading.com. Upon completion of the merger, as a result of share exchanges between OnlineTrading.com Group and each of Omega Research and OnlineTrading.com, and the listing of OnlineTrading.com Group shares, OnlineTrading.com Group will be the sole publicly-traded company in the group, with its outstanding shares of common stock listed on The Nasdaq National Market. OnlineTrading.com Group, based upon the exchange ratio set forth in the merger agreement, would initially be owned between 62% and approximately 57% (on a fully diluted basis) by Omega Research's shareholders and between 38% and approximately 43% (on a fully diluted basis) by OnlineTrading.com's shareholders. The precise percentages will be determined by the formulae set forth in the merger agreement. The initial eight-member board of directors of OnlineTrading.com Group would consist of five directors (two of whom would be independent directors) designated by Omega Research, and three directors (one of whom would be an independent director) designated by OnlineTrading.com. Closing of the merger is conditioned upon and subject to the effectiveness of a registration statement on Form S-4, the approval of the shareholders of each of Omega Research and OnlineTrading.com, and the satisfaction of other conditions precedent.

         On January 25, 2000, we launched WINDOWONWALLSTREET.COM, our first Internet subscription service. WINDOWONWALLSTREET.COM offers streaming real-time charts, quotes and news powered by some of our award-winning trading tools. We believe that the subscriber base being built with WINDOWONWALLSTREET.COM will contain many potential OnlineTrading.com brokerage clients.

         On February 29, 2000, we announced that in light of the apparent successful launch of WINDOWONWALLSTREET.COM, we were accelerating our transition to our new business model by focusing our marketing efforts and resources on WINDOWONWALLSTREET.COM (as opposed to our client software). Marketing of client software products is expected to be discontinued in May 2000, although availability and customer support of our client software products are expected to continue for the foreseeable future.

         The word "Company," as used in this prospectus, refers collectively to OnlineTrading.com Group as the anticipated publicly-traded holding company, Omega Research as its wholly-owned subsidiary responsible for the development and operation of the trading strategy tools/real-time market data services business, and OnlineTrading.com as its wholly-owned subsidiary responsible for brokerage services. Those subsidiaries are intended to be operated as separate, independent companies. The anticipated brokerage services to be provided through OnlineTrading.com are subject to the closing of the merger, of which no assurance can be given.

         Omega Research's principal executive offices are located at 8700 West Flagler Street, Miami, Florida 33174, and its telephone number is (305) 485-7000.

                                  RISK FACTORS

         The following risk factors should be considered in conjunction with the other information included and incorporated by reference in this prospectus before purchasing our common stock.

FAILURE TO COMPLETE THE MERGER WITH ONLINETRADING.COM COULD NEGATIVELY IMPACT OUR STOCK PRICES AND FUTURE BUSINESS AND OPERATIONS

         If the merger with OnlineTrading.com is not completed, we may be subject to a number of material negative events, including the following:

         o we may be required to pay OnlineTrading.com a termination fee of $5 million under certain circumstances;

         o the stock option we granted to OnlineTrading.com may become exercisable under certain circumstances;and

         o costs related to the merger, such as legal, accounting and financial advisor fees, must be paid even if the merger is not completed.

         In addition, our customers, suppliers and potential strategic partners may, in response to the announcement of the merger, delay or defer decisions concerning us. Any delay or deferral in those decisions by such customers, suppliers or potential strategic partners could have a material adverse effect on our business, regardless of whether or not the merger is ultimately completed. Similarly, our current and prospective employees may experience uncertainty about their future roles after the merger until our strategies are completely announced or executed. This may adversely affect our ability to attract and retain key management, sales, marketing and technical personnel.

         Further, if the merger is terminated and our board of directors determines to seek another merger or business combination, there can be no assurance that we will be able to find a partner willing to pay or accept (as the case may be) an equivalent or better price than that which would be paid or accepted in the merger. In addition, while the merger agreement is in effect, subject to certain limited exceptions, we are prohibited from soliciting, initiating, encouraging or entering into certain extraordinary transactions, such as a merger, sale of assets or other business combination, with any other party. Furthermore, if the merger agreement is terminated and OnlineTrading.com is entitled to exercise and does exercise its option to purchase our common stock, we may not be able to account for future transactions as a pooling-of-interests.

CHANGE OF BUSINESS MODEL

         We are, through our recent Window On WallStreet acquisition and the pending merger with Online Trading.com, in the process of changing our business model from being a trading strategy client software company to being part of, and controlling, a company (i.e., OnlineTrading.com Group) that provides an Internet platform of trading strategy tools and streaming real-time market data and news, and trade execution through a high-speed electronic order execution system. We have limited experience in the real-time market data industry (all of such experience has been acquired by Window On WallStreet, and Window On WallStreet had only one year of experience operating a real-time data service at the time it was acquired by us). We have no experience in the brokerage services industry, and the Company will be relying completely upon the experience of OnlineTrading.com. OnlineTrading.com itself has only been providing brokerage services for approximately four years, and primarily to institutional investors (as opposed to the individual active traders the Company seeks to attract). The lack of experience in key components of the new business model, even after considering the experience of Window On WallStreet and OnlineTrading.com, is substantial, and may result in delays, mistakes and liabilities unlikely to happen to a company that has more experience. Such delays, mistakes and liabilities, if and to the extent they occur, are likely to have material adverse effects upon the Company's business, financial condition, results of operations and prospects.

         If customer acceptance of the Company's Internet-based trading strategy tools, real-time market data services or online brokerage services does not meet our expectations (due to technical difficulties or errors in the products or services, unfavorable critical reviews, failure to market effectively, the introduction by others of more-accepted products and services, or other reasons), its business, financial condition, results of operations and prospects will be materially adversely affected. All software, including Internet-based software, contains errors, particularly new, highly-complex, innovative products or services. Accordingly, there is a substantial risk that the Company's Internet-based trading strategy tools, real-time market data services and online brokerage services in development will contain numerous technical errors, some of which may be significant and deeply, negatively impact customer acceptance of such products and services.

         The decision to change our business model also means that we must develop and depend upon a different operational infrastructure than the one which supported a client software business, and substantially modify our approaches to product development and sales and marketing. Our infrastructure must be changed to support three separate kinds of businesses (development of trading strategy tools, organization and delivery of streaming real-time data and news, and online brokerage services) that need to be seamlessly integrated. This will require substantial changes in information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, and use of personnel resources. Product development must change its focus to a large extent from client software to Internet and web site-related technology, and sales and marketing must change its focus from high-priced client software sales to brokerage services (commission revenues), the advertising of which is intensely regulated by governmental and quasi-governmental authorities, and Internet-based, lower-priced, monthly subscriptions for trading strategy tools integrated with streaming real-time data and news (monthly subscription revenues). The Company has virtually no prior experience in marketing these services, as we have never (until the Window On WallStreet acquisition) been in those businesses, and Window On WallStreet and OnlineTrading.com have engaged in little or no media advertising of their respective services. There are substantial risks that we will fail, to some degree, to sufficiently rebuild our infrastructure and integrate the three key components of the new business model (trading tools/real-time data/online brokerage services), and/or to re-focus product development and sales and marketing on the new business model. Such failures, if and to the extent they occur, are likely to have material adverse effects upon our business, financial condition, results of operations and prospects.

         Our transition to the new business model has placed, and will continue to place, a significant strain on our management and operations. Our future operating results will depend, in part, on our ability to continue to broaden our senior and middle management groups and administrative infrastructure, and our ability to attract, hire, and retain skilled employees, particularly in product development, marketing and sales, web site design and information technology.

         Because the new business model is one with no historical record for the Company, and, to our knowledge, one with no historical record for any other company, our attempts to anticipate revenues and costs, to prepare budgets which organize the implementation of our transition to the new business model, and to make decisions regarding obtaining third-party financing that may be required, will generally be based upon theoretical assumptions. Future events and results may differ drastically from those planned or anticipated, which, if negative, would result in a material adverse effect on our business, financial condition, results of operations and prospects.

         The substantial risks discussed above are magnified by the rapid pace at which we are attempting to complete the transition to the new business model. We are assuming that the merger will close no later than June (even though there is risk that the merger will close later or not at all) and that the new business model will be fully launched in a relatively short period of time after closing of the merger. If that occurs, we will have changed our business entirely in a period of approximately eight months. The rapid pace obviously increases the likelihood of occurrence of the possible mistakes and failures discussed above, and increases the risks of the likelihood of resulting material adverse effects that will damage our business, financial condition, results of operations and prospects.

FAILURE TO CLOSE THE MERGER

         Our new business model is dependent upon closing of the merger with OnlineTrading.com. If the merger does not occur, our choices would be to modify our new business model to exclude online brokerage services, to seek to develop arrangements to integrate our trading strategy tools/streaming real-time data platform with third-party online brokers, to search for a different online broker with which to merge or create a joint venture relationship, or to create our own online brokerage service. We do not believe that excluding online brokerage services from our new business model or developing integration arrangements with third-party online brokers are favorable alternatives. We believe that integrated online brokerage services are critical in meeting the current and evolving needs of the active trader, and that the potential success of the new business model is dramatically reduced if it includes only trading strategy tools and streaming real-time data without integration of that platform with electronic order execution services owned and provided by the same company. Further, we believe that, in the new business model, brokerage commissions are likely to become the largest source of revenues for the Company. Finding a new online broker partner may or may not be feasible, and in all cases would cause a huge delay in our transition to the new business model. Our development of our own online brokerage services would likely cause an even longer delay, as well as contain the additional risk of our entering a heavily government-regulated business in which we have no prior experience. The merger is subject to conditions precedent which, if not fulfilled or waived (if waivable), would result in failure to complete the merger. Those conditions precedent include, but are not limited to, another company making a superior proposal to merge with us or OnlineTrading.com which our or their (as applicable) board of directors believes it is duty-bound to accept, satisfying all broker-dealer regulatory requirements relating to the merger, approval by our and their shareholders, the effectiveness of the registration statement on Form S-4 filed by OnlineTrading.com Group, and the listing of OnlineTrading.com Group shares on

The Nasdaq National Market. Failure of the merger to occur as and when planned, or at all, would likely have a material adverse effect on our business, financial condition, results of operations and prospects.

         Assuming the merger with OnlineTrading.com does occur, the success of the new business model will be dependent, in part, upon the two companies being able to rapidly integrate with one another from technological, operational and marketing aspects. The two companies are currently working on the completion of OnlineTrading.com's proprietary order routing and execution technology, the integration of that technology with TRADESTATION.COM (which itself is currently under development) in order to be able to access electronic order execution from the TRADESTATION.COM platform, and the required operational, information technology and marketing integrations. Given the rapid pace and the number of items currently in development, there are substantial risks that the completion of those tasks and expected integrations will not occur as or when planned, will contain significant errors or problems, or will not be completed at a time and/or in a manner that results in commercial viability. To the extent such errors, problems or failures occur, they are likely to have a material adverse effect on our business, financial condition, results of operations and prospects.

LIQUIDITY CONCERNS

         We are experiencing a period of net losses. As of April 10, 2000, we had less than $4.3 million in cash, cash equivalents and marketable securities to address our current and anticipated losses and our other cash requirements as we transition to the new business model. As we implement the transition to the new business model and thereafter, we may need to raise additional funds in order to fund any operating losses, support more rapid expansion, develop new or enhanced services and products, implement sufficient marketing campaigns, respond to competitive pressures, acquire necessary or complementary businesses or technologies, and take advantage of unanticipated opportunities. We have also recently substantially increased our rental obligations under real property, facilities and equipment leases. The Company's future liquidity and capital requirements will depend upon numerous factors, including the period of time it takes to execute the transition to the new business model, and customer acceptance thereof, costs and timing of expansion of research and development and marketing efforts, the success and timing of such efforts, the success of our existing and new product and service offerings, and competing technological and market developments. Funds may be raised through debt financing and/or the issuance of equity securities (there being no assurance that any such type of financing on terms satisfactory to us will occur). Any equity financing or debt financing which requires issuance of equity securities or warrants to the lender would reduce the percentage ownership of the shareholders of the Company. You also may, if issuance of equities occurs, experience additional dilution in net book value per share, or the issued equities may have rights, preferences or privileges senior to yours.

POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         Our quarterly revenues and operating results have fluctuated significantly in the past and will likely fluctuate in the future. These fluctuations may be expected to be even greater during 2000, and thereafter, due to the unpredictability inherent in the change to the new business model the merger with OnlineTrading.com will effectuate. Causes of such significant fluctuations may include, but are not limited to:

         o the timing, completion (if any) and costs of: the merger; our development and launch of TRADESTATION.COM and other trading strategy platforms; development and launch of OnlineTrading.com's proprietary electronic order routing and execution technology; the integration and launch of TRADESTATION.COM as a platform for OnlineTrading.com's electronic order routing and execution technology; and creation of the Company's infrastructure, including information technology and databases, mechanisms and methods of delivery of products and services, administrative functions, product development and sales and marketing;

        o         cash flow problems that may occur;

        o the transition in our business model from deriving revenues on expensive client software sales at the time of the sale to deriving revenues on lower-priced subscription services on a monthly basis;

        o OnlineTrading.com's shift from high net-worth individual and institutional clients to active traders;

        o our actual returns and bad debt exceeding or being smaller than our reserves (which are estimates) for returns and bad debt;

        o costs and payment obligations associated with debt and/or equity financings, if any;

        o         the level of product/service and price competition;

        o continuous changes in sales incentive or marketing strategies (which have undergone significant change recently and are expected to continue to evolve);

        o         changes in demand for our products and services;

        o costs that may occur with respect to regulatory compliance or other regulatory issues;

        o         changes in operating expenses;

        o         adverse results in lawsuits that may be filed in the future;

        o attempts to enter additional related new markets or expand into additional related businesses and the cost, timing and success thereof;

        o the incurrence of significant costs in one quarter related to revenues anticipated to be realized in a subsequent quarter; and

        o general economic and market factors, including changes in the securities and financial markets.

COMPETITION

         The markets for (i) online brokerage services, (ii) client software and Internet-based trading tools and (iii) real-time market data services are intensely competitive and rapidly evolving, and there appears to be substantial consolidation of those three products and services occurring in the industry. The new business model embraces this evolution and consolidation. However, we believe that due to the current and anticipated rapid growth of the market for integrated trading tools, real-time market data and online brokerage services, competition, as well as consolidation, will substantially increase and intensify in the future. We believe our ability to compete will depend upon many factors both within and outside our control. These include: the timing and market acceptance of new products and services and enhancements developed by us and our competitors; our ability to integrate the respective businesses in an orderly, efficient and otherwise successful manner; the operation and support of efficient, materially error-free Internet-based systems; product and service functionality; data availability; ease of use; pricing; reliability; customer service and support; and sales and marketing efforts.

POTENTIAL LIABILITY TO CUSTOMERS

         Our products and services and planned products and services are and will be used by traders in the financial markets, and, as a result, an investor or trader might claim that investment or trading losses or lost profits resulted from use of a flawed version of one of our trading tools or inaccurate assumptions made by the trading tools regarding data, or inaccurate data. This risk is heightened by our decision to provide real-time financial market information to our customers, which routinely contain errors and omissions, but which are nevertheless relied upon by customers in making investment and trading decisions using our trading tools. This risk will, assuming completion of the merger with OnlineTrading.com, again be substantially heightened by the Company's planned offering of online brokerage services seamlessly integrated with real-time trading strategy tools. Contributing to these possible occurrences are risks that the electronic communications and other systems upon which these products and services rely, and will continue to rely, may operate too slowly or fail. Major failures of this kind will affect all customers who are online simultaneously. Many aspects of the securities brokerage business, including online trading services, involve substantial risks of liability. In recent years there has been an increasing incidence of litigation involving the securities brokerage industry, including class action and other suits that generally seek substantial damages, including in some cases punitive damages. Any such litigation could have a material adverse effect on the Company's business, financial condition, results of operations and prospects.

         In addition, there can be no assurance that the Company's Year 2000 compliance efforts, or compliance modifications, have not and will not adversely affect products and services in ways we have not anticipated, or that customers will not assert that we have or had an obligation to provide Year 2000 solutions for older versions of existing products or services or for discontinued products or services, any of which occurrences could result in claims by customers. Any such litigation could result in substantial damages and significant costs in terms of the deployment of financial and managerial resources.

RETURNS AND BAD DEBT

         Historically, our net revenues from licensing fees for sales of client software have been determined by estimating reserves for returns and bad debt quarterly based upon historical experience and other relevant factors. There can be no assurance, in particular given the possible effects of our announcements of our change in business model, that actual returns and bad debt will not exceed estimated reserves for returns and bad debt.

RISKS ASSOCIATED WITH RELIANCE ON THE INTERNET

         The new business model means that our future growth will depend upon our continuing to adopt the Internet as our primary medium for commerce and communication, including the delivery of browser-based trading tools, high-quality streaming real-time market data, online electronic order routing and execution systems, and comprehensive web sites that include discussion forums, electronic discussion groups, educational content, marketing materials and customer support. There can be no assurance that we will successfully develop and implement such Internet capabilities, or effectively adjust our marketing and customer support approaches. Further, we will be relying increasingly on our web sites and related systems, and the Internet generally, to maximize the use and cost-efficiency of our products and services, to accept orders and payments, to track and account for orders and payments and fulfill reporting obligations under regulatory laws and marketing agreements with third parties, to register attendees for events, to market our products and services, and to provide technical information and assistance to our customers. In addition to the risk that we may not adequately transition our business to the Internet, there is the risk that, over time, the Internet may not prove to be a viable commercial marketplace because of a failure to continue to develop the necessary infrastructure, such as reliable network backbones and adequate band-widths, or the failure to develop complementary products and services, such as high-speed modems. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and amount of traffic. There can be no assurance that the Internet infrastructure will continue to be able to support the demands placed on it by this continued growth.

SYSTEMS FAILURE

         Assuming completion of the merger with OnlineTrading.com, the Company will be receiving and processing trade orders through Internet-based trading platforms and online order execution systems. Thus, we will depend heavily on the integrity of the electronic systems supporting this type of trading, including the trading strategy tools containing buy and sell alerts that initiate trading decisions or order placement. Heavy stress placed on these systems during peak trading times could cause these systems to operate too slowly or fail. Additionally, the integrity of these systems is increasingly being attacked by persons sometimes referred to as "hackers" who intentionally introduce viruses or other defects to cause damage, inaccuracies or complete failure. If these systems or any other systems in the trading process slow down significantly or fail even for a short time, our brokerage customers would suffer delays in trading, potentially causing substantial losses and possibly subjecting us to claims for such losses or to litigation claiming fraud or negligence. In addition, a hardware or software failure, power or telecommunications interruption or natural disaster could cause a systems failure. Any systems failure that interrupts our operations could have a material adverse effect on our business, financial condition, results of operations and prospects.

RISKS ASSOCIATED WITH FLUCTUATIONS IN THE SECURITIES AND FINANCIAL MARKETS

         Our current and planned products and services are and will be marketed to customers who invest or trade in the securities and financial markets. To the extent that interest in investing or trading decreases due to volatility in the securities or financial markets, tax law changes, recession, depression, or otherwise, our business, financial condition, results of operations and prospects could be materially adversely affected. It is possible, if not likely, that increased losses by customers that occur as a result of any such recession, depression or other negative event will increase the quantity and size of legal claims made against us.

OPERATION IN A HIGHLY-REGULATED INDUSTRY AND COMPLIANCE FAILURES

         The securities industry is subject to extensive regulation covering all aspects of the securities business. Regulatory authorities are currently focusing intensely on the online trading industry, particularly the segment that seeks the accounts of active traders by offering well-integrated, sophisticated trading platforms and order execution. The various government authorities and industry self-regulatory organizations that supervise and regulate and will supervise and regulate the Company (assuming the merger is completed) generally have broad enforcement powers to censure, fine, issue cease-and-desist orders or suspend, enjoin or expel us or any of our officers or employees who violate applicable laws or regulations. Additionally, new rules relating to active traders may be enacted which severely limit the operations and potential success of our new business model. Our ability to comply with all applicable laws and rules is largely dependent on our maintenance of compliance and reporting systems, as well as our ability to attract and retain qualified compliance and other personnel. We could be subject to disciplinary or other regulatory or legal actions in the future due to noncompliance. In addition, it is possible that any past noncompliance of OnlineTrading.com could subject the Company to future civil lawsuits or regulatory actions, the outcome of which could have a material adverse effect on our financial condition and operating results.

DEPENDENCE UPON OUTSIDE DATA SOURCES

         Our business is dependent upon our ability to enter into contracts with private business information compilers in order to provide market data and news to our customers. We obtain such information pursuant to non-exclusive licenses from private information compilers, some of which are our current or potential competitors. The private sector contracts typically provide for royalties based on usage or minimums. We have licenses from certain data suppliers to provide market data information that those suppliers also market in competition with us. We must also comply with rules and regulations of the exchanges that are the sources of market data information. Failure to comply could result in our becoming a prohibited recipient of market data from exchanges the rules or regulations of which were violated. While we are not aware of any material data supplier contracts that are in jeopardy of being terminated or not renewed, there can be no assurance that we will be able to renew our current contracts with data sources, maintain comparable price levels for information, or negotiate additional contracts with data sources as necessary to maintain existing products and services or introduce new products and services. There is no assurance comparable alternative sources of information could be obtained should existing contracts be terminated or not renewed. Termination of our relationship with one or more information suppliers could have a material adverse effect on our financial condition and results of operations.

DEPENDENCE ON KEY EMPLOYEES

         Our success depends to a very significant extent on the continued availability and performance of a number of senior management, engineering and sales and marketing personnel. The loss of one or more of these key employees, including William R. Cruz or Ralph L. Cruz, our Co-Chairmen and Co-Chief Executive Officers, or certain of our key technology personnel, could have a material adverse effect on us.

DEPENDENCE ON RELATIONSHIP WITH BRIDGE TELERATE

         We are party to a Software License, Maintenance and Development Agreement with Telerate, Inc. (a Bridge Information Systems, Inc. subsidiary) relating to TRADESTATION. The agreement provides a substantial, high-margin, minimum royalty stream in 2000 and 2001, the loss of which would materially adversely affect our revenues and earnings (or size of our losses) and could cause cash flow problems in those years. While the agreement is non-cancelable, there can be no assurance that our anticipated royalties and other anticipated benefits from our relations with Telerate, Inc. will be realized.

NET CAPITAL REQUIREMENTS

         The SEC, the NASD and various other regulatory agencies have stringent rules with respect to the maintenance of specific levels of net capital by securities broker-dealers. Net capital is the net worth of a broker or dealer (assets minus liabilities), less deductions for certain types of assets as well as other charges. If a firm fails to maintain the required net capital it may be subject to suspension or revocation of registration by the SEC and suspension or expulsion by the NASD, and it could ultimately lead to the firm's liquidation. If such net capital rules are changed or expanded, or if there is an unusually large charge against net capital, operations that require the use of capital would be limited. Also, the Company's ability to withdraw capital from OnlineTrading.com, its brokerage subsidiary (after the merger), will be restricted under SEC rules, which in turn could materially impact the Company's available working capital and materially impact or limit the Company's ability to repay debt as and when due, redeem or purchase shares of Company's outstanding stock, if required, and pay dividends in the future. A large operating loss or charge against net capital could adversely affect the Company's ability to expand or even maintain its then present levels of business, which could have a material adverse effect on our business, financial condition, results of operations and prospects.

INTERNET BUSINESS RISKS RELATING TO CUSTOMER PRIVACY AND SECURITY AND INCREASING REGULATION

         A significant risk for our existing and planned Internet operations is that customers may refuse to transact business over the Internet, particularly business, such as ours, that involves the handling of significant amounts of customers' funds (assuming completion of the merger), due to privacy or security concerns. We currently incorporate and plan to incorporate security measures into our privacy policies. However, a major breach of customer privacy or security could have serious consequences for our Internet-based operations. Use of the Internet, particularly for commercial transactions, may not continue to increase as rapidly as it has during the past few years as a result of privacy or security concerns, or for other reasons. If this occurs, the growth of our Internet-based operations would be materially hindered. If Internet activity becomes heavily regulated in these respects, that could also have significant negative consequences for the growth of our current and planned Internet-based operations.

RISK OF INTELLECTUAL PROPERTY LITIGATION

         There has been substantial litigation in the software industry involving intellectual property rights. Although we do not believe that we are or will be infringing upon the intellectual property rights of others, there can be no assurance that infringement claims, if asserted, would not have a material adverse effect on our business, financial condition and results of operations, or result in our being unable to use intellectual property which is integral to one or more of our products or services. The risk of infringement claims is heightened with respect to the new business model technology in development because any new business model technology, as opposed to our historical client software technology, will not have stood any "test of time."

INTELLECTUAL PROPERTY

         Our success is and will be heavily dependent on proprietary technology, including existing trading tools, as well as the trading tool, Internet, web site and order execution technology currently in development. We view our technology as proprietary, and rely, and will be relying, on a combination of copyright, trade secret and trademark laws, nondisclosure agreements and other contractual provisions and technical measures to protect our proprietary rights. Policing unauthorized use of our products and services is difficult, however, and we are unable to determine the extent to which piracy of our products and services exists. There can be no assurance that the steps taken by us to protect our proprietary rights will be adequate or that our competitors will not independently develop technologies that are substantially equivalent or superior to our technologies or products and services.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

         This prospectus contains forward-looking statements that involve risks and uncertainties. These statements relate to future events or our future financial performance and include statements about our plans, objectives, products and services as well as our expectations and intentions. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential" or "continue" or the negative of such terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks outlined under "RISK FACTORS," that may cause our (or our industry's) actual results, activities, performance or achievements to be materially different from any future results, activities, performance or achievements expressed or implied by any forward-looking statements.

         Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, specific activities, performance or achievements. We are under no duty to update any of the forward-looking statements after the date of this prospectus to conform these statements to actual results.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of these shares of common stock. All proceeds from the sale of these shares of common stock will be for the account of the selling shareholders, as described below. See "SELLING SHAREHOLDERS" and "PLAN OF DISTRIBUTION" described below.

                              SELLING SHAREHOLDERS

         The following table sets forth, as of the date of this prospectus, the names of the selling shareholders, the number of shares that the selling shareholders own as of such date, the number of shares owned by the selling shareholders that may be offered for sale from time to time by this prospectus, and, assuming the sale of all of the shares offered hereby, the number of shares to be held by the selling shareholders.

                                                  Shares Beneficially Owned          Shares Beneficially Owned If All
                                                 Prior To Offering And Being              Shares Being Registered
                                                    Registered For Sale (1)              Hereunder Are Sold (2)(3)
------------------------------------------------------------------------------------------------------------------------
Selling Shareholder                               Number            Percent             Number           Percent
------------------------------------------------------------------------------------------------------------------------
John R. Jennings...........................           664,645         2.7                 0                  0
T. Keith Black    .........................           664,645         2.7                 0                  0
Alan Moore.................................           611,363         2.5                 0                  0
Jeffrey L. Hines...........................            29,726          *                  0                  0
Ashgar Afghani.............................            11,147          *               19,409                *
Dinh Nguyen................................            11,147          *                  0                  0
David Barnes...............................             4,219          *               55,443                *
                                             ---------------------------------------------------------------------------
Selling Shareholder                                Number            Percent             Number           Percent
------------------------------------------------------------------------------------------------------------------------
Jerry Trojan...............................             2,682          *                  0                  0
Carl Martin................................               421          *                  0                  0
  TOTAL....................................         1,999,995         8.1                 0                  0

-----------------

*        Less than 1.0%.

(1) The number and percentage of shares beneficially owned prior to offering and being registered for sale does not include any shares which the individual has the right to acquire after the date of this prospectus because the shares underlying any such rights to acquire shares are not being registered pursuant to this prospectus. In all other respects, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose.

(2) The number and percentage of shares beneficially owned includes shares which the individual has the right to acquire after the date of this prospectus which are not being registered pursuant to this prospectus.

(3) Assumes that the selling shareholders will sell all the shares set forth above under "Shares Beneficially Owned Prior to Offering and Being Registered for Sale." There can be no assurance that the selling shareholders will sell all or any of the shares offered hereunder.

                              PLAN OF DISTRIBUTION

         The shares of common stock covered by this prospectus may be offered and sold from time to time by the selling shareholders, including donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. Each of the selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of any sale. Each of the selling shareholders may sell the shares as follows:

         o on The Nasdaq National Market at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices;

         o through a block trade in which the broker-dealer so engaged will attempt to sell shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;

        o         through purchases by a broker-dealer as principal;

        o through an over-the-counter distribution in accordance with the rules of The Nasdaq National Market;

        o through ordinary brokerage transactions and transactions in which the broker solicits purchasers;

        o         in privately negotiated transactions;

        o through underwriters, dealers and agents who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholder and/or purchasers of the shares for whom they may act as agent;

        o         through the writing of options on the shares;

        o through the pledge of shares as security for any loan or obligation, including pledges to brokers or dealers who may from time to time effect distributions of the shares or other interests in the shares;

        o through exchange distributions in accordance with the rules of the applicable exchange;

        o         in any combination of one or more of these methods; or

        o         in any other lawful manner.

         To the extent required, this prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distributions of the shares or otherwise, each of the selling shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with these transactions, broker-dealers or other financial institutions may engage in short sales of Omega Research common stock in the course of hedging the positions they assume with such selling shareholder. Each of the selling shareholders may also sell short Omega Research common stock and redeliver the shares to close out such short positions. Each of the selling shareholders also may enter into option or other transactions with broker-dealers or other financial institutions which require the delivery to the broker-dealer or other financial institution of shares offered hereby, which the broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction). Each of the selling shareholders also may pledge shares to a broker-dealer or other financial institution, and, upon a default, the broker-dealer or other financial institution may effect sales of the pledged shares pursuant to this prospectus (as supplemented or amended to reflect such transaction). In addition, any shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this prospectus.

         In effecting sales, brokers, dealers or agents engaged by the selling shareholders may arrange for other brokers or dealers to participate. Brokers, dealers or agents may receive commissions, discounts or concessions from the selling shareholders in amounts negotiated prior to the sale. These brokers or dealers and any other participating brokers or dealers may be deemed to be "underwriters" within the meaning of the Securities Act of 1933 in connection with these sales, and any commissions, discounts or concessions may be deemed to be underwriting discounts or commissions under the Securities Act of 1933. We will pay all expenses incident to the offering and sale of the shares to the public other than any commissions or discounts of underwriters, dealers or agents or any transfer taxes.

         In order to comply with the securities laws of certain states, if applicable, the shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirements is available and is complied with.

         We have advised each of the selling shareholders that the anti-manipulation rules of Regulation M under the Securities and Exchange Act of 1934 may apply to sales of shares in the market and to the activities of the selling shareholders and their respective affiliates. In addition, Omega Research will make copies of this prospectus available to each of the selling shareholders and has informed each of them of the need for delivery of copies of this prospectus to purchasers at or prior to the time of any sale of the shares. Each of the selling shareholders may indemnify any broker-dealer that participates in transactions involving the sale of the shares against certain liabilities, including liabilities arising under the Securities Act of 1933.

         At the time a particular offer of shares is made, a prospectus supplement will, if required, be distributed that sets forth the number of shares being offered and the terms of the offering, including the name of any dealer or agent, any discount, commission and other item constituting compensation, any discount, commission or concession allowed or reallowed or paid to any dealer, and the proposed selling price to the public. We cannot assure you that the selling shareholders will sell all or any of the shares.

         We have agreed with each of the selling shareholders to keep the registration statement of which this prospectus constitutes a part effective until the earlier to occur of (i) the sale of all the shares covered by this prospectus and (ii) October 25, 2001. We intend to de-register any of the shares not sold by any selling shareholder prior to October 25, 2001.

                                  LEGAL MATTERS

         The validity of the shares offered will be passed upon by Bilzin Sumberg Dunn Price & Axelrod LLP, Miami, Florida, counsel to Omega Research.

                                     EXPERTS

         The audited consolidated financial statements of Omega Research as of December 31, 1999 and 1998 and for each of the years in the three-year period ended December 31, 1999 incorporated by reference in this Registration Statement and included in our Annual Report on Form 10-K for the year ended December 31, 1999, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included therein in reliance upon the authority of such firm as experts in giving said report.

         The financial statements of onlinetradinginc.com corp. as of and for the year ended ended January 31, 2000, incorporated by reference in this Registration Statement and included in our Form 8-K/A as filed on April 28, 2000, have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are included therein in reliance upon the authority of such firm as experts in giving said report.

         The statement of financial condition of onlinetradinginc.com corp. as of January 31, 1999 and the related statements of income, changes in stockholders' equity and cash flows for the year ended January 31, 1999 incorporated by reference in this Registration Statement on Form S-3 as included in our Form 8-K/A as filed April 28, 2000, with a Date of Report (date of earliest event reported) of January 19, 2000, have been audited by Ahearn, Jasco + Company, P.A., independent auditors, as stated in their report appearing with the financial statements in the Form 8-K/A referred to above, and this report is included in reliance on their authority as experts in accounting and auditing.

                                     PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         Omega Research will pay all expenses incident to the offering and sale to the public of the shares being registered other than any commissions or discounts of underwriters, dealers or agents or any transfer taxes. Such expenses are set forth in the following table. All the amounts shown are estimates except the Securities and Exchange Commission registration fee.

         SEC registration fee................................................................................$2,010
         NASDAQ National Market listing fee.................................................................$17,500
         Legal fees and expenses............................................................................$15,000
         Printing expenses...................................................................................$5,000
         Miscellaneous expenses.............................................................................$10,490
                                                                                                            -------

                  Total.....................................................................................$50,000
                                                                                                             ======

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The following summary is qualified in its entirety by reference to the complete text of Omega Research's Second Amended and Restated Articles of Incorporation ("Articles"), Omega Research's Second Amended and Restated Bylaws ("Bylaws") and the statute and agreements referred to below. Section 607.0850 of the Florida Business Corporation Act (the "Statute") sets forth conditions and limitations governing the indemnification of officers, directors, and other persons.

         The Articles and Bylaws contain certain indemnification provisions adopted pursuant to authority contained in the Statute. The Articles contain a provision eliminating the personal liability of its directors for monetary damages resulting from breaches of their fiduciary duty to the extent permitted by the Statute. Under the Bylaws, we will indemnify any person who is or was a director or officer of Omega Research, and may indemnify a person who is or was an employee or agent of Omega Research or who is or was serving at the request of Omega Research as a director, officer, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise against: (a) liability incurred in connection with any proceeding (other than an action by or in the right of Omega Research) to which such person was or is a party by reason of acting in any such capacity; and (b) expenses and amounts paid in settlement (not exceeding, in the judgment of our board of directors, the estimated expense of litigating the proceeding to conclusion) actually and reasonably incurred in connection with the defense or settlement of any proceeding by or in the right of Omega Research to procure a judgment in its favor to which such person was or is a party by reason of acting in any such capacity, provided that: (i) such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of Omega Research and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful; and (ii) no indemnification shall be made in respect of any claim, issue, or matter in any proceeding by or in the right of

Omega Research as to which such person shall have been adjudged to be liable unless, and only to the extent that, the court in which such proceeding was brought, or any other court of competent jurisdiction, shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.

         Under the Bylaws, to the extent a director or officer of Omega Research, or an employee or agent of Omega Research which we have elected to indemnify, has been successful on the merits or otherwise in defense of any proceeding described above, or in the defense of any claim, issue, or matter therein, such person shall be indemnified against expenses actually and reasonably incurred by him in connection therewith. For all other indemnification which may be provided under the Bylaws in connection with any proceeding, unless made pursuant to a determination by a court, indemnification shall be made only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the director, officer, employee or agent has met the applicable standard of conduct set forth in the Bylaws, which determination shall be made: (a) by the board of directors by a majority vote of a quorum consisting of directors who were not parties to such proceeding; (b) if such quorum is not obtainable, or even if obtainable, by majority vote of a committee duly designated by the board of directors consisting solely of two or more directors not at the time parties to the proceeding; (c) by independent legal counsel selected by the board of directors or a committee thereof as prescribed by the Statute; or (d) by the shareholders by majority vote of a quorum consisting of shareholders who were not parties to such proceeding or if such a quorum is not obtainable, by a majority vote of shareholders who were not parties to such proceeding. Evaluation as to reasonableness of expenses and authorization of indemnification must be made in the same manner as the determination that indemnification is permissible, except that if the determination of permissibility is made by independent legal counsel, then the board of directors or the committee thereof which appointed such legal counsel must evaluate the reasonableness of expenses. The Bylaws also permit us to pay expenses incurred by our officers, directors, employees, and agents in advance of the final disposition of a proceeding, provided that we may advance expenses to an officer or director only after receiving an undertaking by or on behalf of such officer or director to repay such amount if he is ultimately found not to be entitled to indemnification pursuant to the Bylaws.

         We have entered into agreements to indemnify our directors and executive officers, in addition to the indemnification provided for in the Articles and Bylaws. These agreements create certain indemnification obligations of Omega Research in favor of the officers and directors and, as permitted by applicable law, clarify and expand the circumstances under which an officer or director will be indemnified. We believe that these provisions and agreements are necessary to attract and retain talented and experienced directors and officers.

         We have obtained liability insurance for the benefit of our directors and officers.

ITEM 16. EXHIBITS

         2.1 Registration Rights Agreement, dated as of October 25, 1999, among Registrant, Window on WallStreet, John R. Jennings, T. Keith Black, Jeffrey Hines, Ashgar Afghani, Dinh Nguyen, David Barnes, Carl Martin, Alan Moore and Jerry Trojan (incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K filed November 8, 1999)

         3.1 Second Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant's Registration Statement on Form S-1, Registration No. 333-3207)

         3.2 Second Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.21 of Registrant's Registration Statement on Form S-1, Registration No. 333-3207)

         5.1      Opinion of Bilzin Sumberg Dunn Price & Axelrod, LLP

         10.1 Form of Indemnification Agreement (incorporated by reference to Exhibit 10.7 of Registrant's Registration Statement on Form S-1, Registration No. 333-3207)

         23.1 Consent of Arthur Andersen LLP, Independent Certified Public Accountants

         23.2 Consent of Arthur Andersen LLP, Independent Certified Public Accountants

         23.3     Consent of Ahearn Jasco + Company, P.A., Independent Auditors

         23.4 Consent of Bilzin Sumberg Dunn Price & Axelrod, LLP (included in Exhibit 5.1)

         24.1     Power of Attorney (included on signature page)


ITEM 17. UNDERTAKINGS

A.       UNDERTAKING PURSUANT TO RULE 415

         The undersigned registrant hereby undertakes:

                  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to the information in this registration statement;

                  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                  (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of this offering.

B. UNDERTAKING REGARDING FILINGS INCORPORATING SUBSEQUENT EXCHANGE ACT DOCUMENTS BY REFERENCE

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

C.       UNDERTAKING IN RESPECT OF INCORPORATED ANNUAL AND QUARTERLY REPORTS

         The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

D.       UNDERTAKING IN RESPECT OF INDEMNIFICATION

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Miami, State of Florida, on this 28th day of April, 2000.

                   Omega Research, Inc.


                   By:/S/ WILLIAM R. CRUZ
                      --------------------------------------------------------
                            Co-Chairman of the Board of Directors and Co-Chief Executive Officer

                   By:/S/ RALPH L. CRUZ
                      --------------------------------------------------------
                            Co-Chairman of the Board of Directors and Co-Chief Executive Officer

                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS THAT each person whose signature appears below constitutes and appoints William R. Cruz and Ralph L. Cruz and each of them, with the power to act without the other, as attorneys-in-fact, each with the power of substitution, for him or her in any and all capacities, to sign any amendment or post-effective amendment to this registration statement and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting to said attorneys-in-fact, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

               SIGNATURE                                TITLE                        DATE
                                        Co-Chairman of the Board and Co-
        /S/ WILLIAM R. CRUZ             Chief Executive Officer                 April 28, 2000
--------------------------------------- (Co-Principal Executive Officer)
          William R. Cruz

                                        Co-Chairman of the Board and Co-
        /S/ RALPH L. CRUZ               Chief Executive Officer                 April 28, 2000
--------------------------------------- (Co-Principal Executive Officer)
            Ralph L. Cruz

                                        President, Chief Operating Officer,
        /S/ SALOMON SREDNI              and Director (Principal Operating       April 28, 2000
--------------------------------------- Officer)
           Salomon Sredni
                                        Chief Financial Officer, Vice

        /S/ GREGG STEWART               President of Finance and Treasurer      April 28, 2000
--------------------------------------- (Principal Financial and
            Gregg Stewart               Accounting Officer)

        /S/ PETER A. PARANDJUK                                                  April 28, 2000
---------------------------------------
           Peter A. Parandjuk           Director

          /S/ MARC J. STONE                                                     April 28, 2000
---------------------------------------
             Marc. J. Stone             Director


---------------------------------------
          Stephen C. Richards           Director


---------------------------------------
             Brian D. Smith             Director

                                INDEX TO EXHIBITS

Exhibit
Number                          Description

2.1 Registration Rights Agreement, dated as of October 25, 1999, among Registrant, Window on WallStreet, John R. Jennings, T. Keith Black, Jeffrey Hines, Ashgar Afghani, Dinh Nguyen, David Barnes, Carl Martin, Alan Moore and Jerry Trojan (incorporated by reference to Exhibit 2.1 of Registrant's Current Report on Form 8-K filed November 8, 1999)

3.1 Second Amended and Restated Articles of Incorporation of Registrant (incorporated by reference to Exhibit 3.1 of Registrant's Registration Statement on Form S-1, Registration No. 333-3207)

3.2 Second Amended and Restated Bylaws of Registrant (incorporated by reference to Exhibit 3.21 of Registrant's Registration Statement on Form S-1, Registration No. 333-3207)

5.1      Opinion of Bilzin Sumberg Dunn Price & Axelrod LLP

10.1     Form of Indemnification Agreement (incorporated by reference to Exhibit
         10.7 of Registrant's Registration Statement on Form S-1, Registration No. 333-3207)

23.1     Consent of Arthur Andersen LLP, Independent Certified Public
         Accountants

23.2     Consent of Arthur Andersen LLP, Independent Certified Public
         Accountants

23.3     Consent of Ahearn Jasco + Company, P.A., Independent Auditors

23.4     Consent of Bilzin Sumberg Dunn Price & Axelrod LLP (included in Exhibit
         5.1)

24.1     Power of Attorney (included on signature page)

                                        i